EXHIBIT 3.1

ARTICLES OF ASSOCIATION

of:
Ispat International N.V.
with corporate seat in Rotterdam
dated 2 June 2004

Name. Seat.

Article 1.

1.1.     The name of the company is: Ispat International N.V.

1.2.     The company is established in Rotterdam.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, and further to finance third parties and in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital.

Article 3.

3.1.	The authorised share capital of the company amounts to twelve million two hundred and fifteen thousand euro (EUR 12,215,000). It is divided into five hundred million (500,000,000) common class A shares (hereinafter: the class A shares) of one eurocent (EUR 0.01) each and seventy-two million one hundred and fifty thousand (72,150,000) common class B shares (hereinafter: the class B shares) of ten eurocent (EUR 0.10) each.

Unless expressly provided otherwise in these articles of association, the class A shares and the class B shares have identical and equal rights, without regard to the class or par value of each share.

3.2.	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class and the holders of shares of each class respectively, unless explicitly stated otherwise.

3.3.	If at any time there are no class B shares outstanding, the power of the class B shareholders to make a proposal or nomination to the general meeting of shareholders or to approve a resolution as provided for in these articles of association shall not be exercised.

3.4.	Every time a class B share is converted into a class A share, in accordance with the provisions of these articles of association, the number of class B shares of the authorized share capital shall be decreased with such number of converted class B shares, simultaneously with an increase of the number of class A shares of the authorized share capital by ten class A shares per converted class B share.

3.5.	An amendment to the number of shares of a particular class in which the authorized share capital is divided, shall be filed with the trade register of the Chamber of Commerce and Industry in the district in which the company has its registered office, within eight (8) days after such amendment.

Issuance of shares. Payment on shares.

Article 4.

4.1.	The general meeting of shareholders shall have the power to resolve upon the issuance of shares and to determine the price and further terms and conditions of such share issuance. The general meeting of shareholders can designate the managing board as the authorized orgaan (corporate body) for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of not more than five years. Unless the designation provides otherwise, it may not be withdrawn. The designation shall specify the number and the class of shares which may be issued.

4.2.	As long as the managing board is authorized to resolve upon the issuance of shares pursuant to paragraph 1 hereof, the general meeting of shareholders cannot pass resolutions to issue shares.

4.3.	The resolution of the general meeting of shareholders to issue shares as referred to in paragraph 1 hereof and the resolution to make the designation as referred to in paragraph 2 hereof shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the issuance.

4.4.	Without prejudice to what has been provided in section 2:80, subsection 2, Civil Code, shares shall at no time be issued below par. Shares must be fully paid up upon issuance.

4.5.	Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so agrees, payment in cash can be made in a currency other than euro. In the event of payment in a foreign currency the obligation to pay is fulfilled to the extent of the amount for which the payment is freely convertible into euro, the decisive factor being the rate of exchange on the day of payment, or, as the case may be, after application of the next sentence, on the day mentioned therein. The company can require payment at the rate of exchange on a certain day within two months prior to the ultimate day on which payment must be made, provided the shares or certificaten (beneficial rights) for shares issued therefor shall immediately upon their issuance be admitted to a listing at a stock exchange outside of the Netherlands.

4.6.	The provisions of this article 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares. The managing board shall be authorized to issue such shares.

4.7.	The company is authorized to cooperate in the issuance of certificaten (beneficial rights) for shares.

Pre-emptive rights.

Article 5.

5.1.	In the event of an issuance of shares, each shareholder shall have a pre-emptive right pro rata to the number of shares held by each such shareholder.

5.2.	Should a shareholder who is entitled to a pre-emptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed. If the latter collectively do not or do not fully exercise their pre-emptive rights either, then the authorized orgaan (corporate body) shall be free to decide to whom the shares which have not been claimed shall be issued.

In respect of the issuance of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company.

5.3.	The general meeting of shareholders shall have the power to limit or exclude the pre-emptive rights. The general meeting of shareholders can designate the managing board as the authorized orgaan (corporate body) for this purpose. The provisions of article 4.1 shall equally apply.

5.4.	As long as the managing board is authorized to limit or exclude the pre-emptive rights pursuant to paragraph 3 hereof, the general meeting of shareholders cannot pass such resolutions.

5.5.	A resolution by the general meeting of shareholders to limit or exclude the pre-emptive rights or to designate the managing board as the authorized orgaan (corporate body) for this purpose in accordance with paragraph 3 hereof requires, in order to be validly adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than half of the issued share capital is present or represented at such meeting.

5.6.	The company shall announce an issuance of shares with pre-emptive rights in the Staatscourant (Gazette) and in a national daily newspaper and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V., and the period of time within which such pre-emptive right can be exercised.

Such pre-emptive right can be executed during at least two weeks after the day of notice in the Staatscourant (Gazette).

Acquisition by the company of its shares. Cancellation of shares.

Article 6.

6.1.	The company may acquire shares in its own share capital for valuable consideration if and in so far as:

a.	its eigen vermogen (shareholders’ equity) less the purchase price to be paid by the company for such shares is not less than the aggregate amount of the paid up and called for part of the issued share capital and the reserves which must be maintained pursuant to the law or these articles of association;

b.	the aggregate par value of the shares in its share capital which the company acquires, (already) holds or on which it holds a right of pand (pledge), or which are held by a subsidiary of the company, amounts to no more than one-tenth of the aggregate par value of the issued share capital; and

c.	the general meeting of shareholders has authorized the managing board to acquire such shares, which authorization shall be valid for no more than eighteen months on each occasion,

notwithstanding any further applicable statutory provisions and the provisions of these articles of association.

6.2.	Shares thus acquired may again be disposed of by the company. If certificaten (beneficial rights) for shares in the share capital of the company have been issued, such certificaten (beneficial rights) shall for the application of the provisions of this paragraph and paragraph 1 hereof be treated as shares.

6.3.	In the general meeting of shareholders no votes may be cast in respect of:

a.	share(s) held be the company or by a subsidiary of the company;

b.	share(s), the certificaten (beneficial rights) of which are held by the company or by a subsidiary of the company; and

c.	share(s) on which the company or a subsidiary of the company holds a right of vruchtgebruik (usufruct) or a right of pand (pledge).

However, the holders of a right of usufruct and the holders of a right of pledge on shares held by the company or by a subsidiary of the company are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by the company or by a subsidiary of the company.

Shares in respect of which voting rights may not be exercised shall not be taken into account when determining to what extent the shareholders have cast their votes, to what extent they are present or represented at the general meeting of shareholders or to what extent the share capital is provided or represented.

6.4.	The general meeting of shareholders shall have power to resolve to cancel shares acquired by the company in its own share capital or certificaten (beneficial rights) for shares in its own share capital, subject, however, to the provisions of article 7 of these articles of association and further applicable statutory provisions.

Reduction of share capital.

Article 7.

7.1.	The general meeting of shareholders may resolve to reduce the issued share capital of the company by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

A resolution to reduce the issued share capital of the company shall require a prior or simultaneous resolution of approval by each group of holders of shares of the same class whose rights are prejudiced.

A resolution of the general meeting of shareholders and a resolution of a group of holders of shares as referred to above in this paragraph shall require a two-thirds majority vote if less than half of the issued share capital is present or represented at such meeting.

7.2.	Cancellation of shares can apply to shares which are held by the company itself or to shares for which the company holds certificaten (beneficial rights).

Cancellation of shares can also apply to all shares of a specific class, provided their par value is repaid.

Partial repayment on shares shall be made either on all shares or exclusively on shares of a specific class.

The validity of a resolution to cancel shares with repayment and a resolution to partially repay shares of a specific class requires a prior or simultaneous approval of the meeting of holders of shares of the relevant class.

7.3.	Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata to all shares or if it takes place exclusively on shares of a specific class, pro rata to all shares of that class. The pro rata requirements may be waived by agreement of all shareholders concerned.

7.4.	The notice of a general meeting of shareholders at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the issued share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the issued share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

7.5.	The company shall file a resolution to reduce the issued share capital with the trade register of the Chamber of Commerce and Industry in the district in which the company has its registered office and shall publish such filing in a national daily newspaper.

7.6.	Within two months after publication of the filing referred to above in paragraph 5 hereof, any creditor may oppose the resolution to reduce the issued share capital of the company.

7.7.	A resolution to reduce the issued share capital shall not take effect as long as opposition may be instituted. If opposition has been instituted within the two month period, the resolution shall take effect upon the withdrawal of the opposition or upon a court order setting aside the opposition.

7.8.	In the event of a conversion of class B shares as described in article 17 of these articles of association the provisions of this article 7 shall equally apply.

Shares. Share certificates.

Article 8.

8.1.	Class A shares shall, at the option of the shareholder concerned, be either in bearer or in registered form, with due observance of the applicable rules of the stock exchanges where such shares are or will be listed.

8.2.	Class B shares shall be in registered form.

8.3.	Share certificates for class A shares in bearer form shall be available at the discretion of the managing board:

•	in the form of a main part with a dividend sheet consisting of a set of dividend coupons with or without a talon (K-certificates); share certificates of this type are referred to in these articles of association as type K share certificates;

•	in the form of a main part with a simplified dividend sheet (CF-certificates); share certificates of this type are referred to in these articles of association as type CF share certificates.

The dividend sheet of a type CF share certificate shall be issued by the company only to a depositary to be designated by the shareholder. The designated depositary shall have been admitted as such by the managing board and shall have been given an undertaking to the company (a) not to surrender the dividend sheets except to other depositaries admitted by the managing board or the company and (b) to arrange for the custody of the dividend sheets to be administered by an institution authorized to that effect by the managing board.

8.4.	Share certificates of types K and CF shall be available in denominations of one share, ten shares, one hundred shares, one thousand shares and ten thousand shares, and further in denominations of such higher numbers of shares as the managing board may determine.

8.5.	Registered class A shares shall be available, at the option of the shareholder concerned:

(i)	either in the form of an entry in the share register without issuance of a share certificate; shares of this type are referred to in these articles of association as type I shares;

(ii)	or in the form of an entry in the share register with the issuance of a share certificate, which share certificate shall consist of a mantel (main part) only; shares and share certificates of this type are referred to in these articles of association as type II shares and type II share certificates.

8.6.	Notwithstanding the competence of a shareholder to exchange its type I shares into type II shares, and vice versa, the managing board can resolve that the registration in the share register of type I shares can only be effected for a specific minimum number of shares, to be determined by the managing board.

8.7.	Type II share certificates shall be available in such denominations as the managing board shall determine.

8.8.	All share certificates shall be signed by or on behalf of a managing director; the signature may be effected by printed facsimile. In addition all share certificates may be validly signed by one or more persons designated by the managing board for that purpose.

8.9.	All share certificates shall be identified by numbers and/or letters in such manner to be determined by the managing board.

8.10.	The managing board can determine that for the purpose to permit or facilitate trading of class A shares at a non-Netherlands (foreign) stock exchange, share certificates shall be issued in such form as the managing board may determine, in order to comply with the requirements set by such foreign stock exchange.

8.11.	The expression share certificate as used in these articles of association shall include a share certificate in respect of more than one share.

Missing or damaged share certificates.

Article 9.

9.1.	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates or duplicates bearing the same numbers and/or letters, provided the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and, in so far as applicable, the loss of the share certificates to the managing board, and further subject to such conditions as the managing board may deem appropriate.

9.2.	If, as and when the managing board deems such appropriate, the replacement of missing (type K or type CF) share certificates may be made subject to the publication of the request, also stating the numbers and/or letters of the missing share certificates, in at least three daily published newspapers to be designated by the managing board and — if shares in the share capital of the company have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V. in Amsterdam, which publications must be repeated twice at intervals of at least one month. In such case new share certificates or duplicates may not be issued until six months have expired since the last publication, unless the original share certificates have been previously produced to the company.

9.3.	The issuance of a new share certificate or a duplicate shall render the share certificates which it replaces invalid.

9.4.	The issuance of new share certificates or duplicates for type II shares may, in appropriate cases, at the discretion of the managing board, be published in newspapers to be indicated by the managing board.

Share register.

Article 10.

10.1.	With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company, which share register shall be regularly updated and, at the discretion of the managing board, may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the company in the Netherlands.

Part of the share register may be kept abroad in order to comply with applicable provisions set by a foreign stock exchange.

10.2.	Each shareholder’s name, his address and such further information as required by law and the information as the managing board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the share register.

10.3.	The form and the contents of the share register shall be determined by the managing board with due observance of the provisions of paragraphs 1 and 2 hereof.

The managing board may determine that the share register shall vary as to its form and contents according to whether it relates to type I shares or to type II shares.

10.4.	Upon his request a shareholder shall be provided with written evidence of the contents of the share register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a managing director or by a person to be designated for that purpose by the managing board.

10.5.	The provisions of paragraphs 1 up to and including 4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.6.	The managing board shall have power and authority to permit inspection of the share register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a shareholder of which the company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the company and its shareholders as a result of the listing of shares in the share capital of the company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

Exchange of types of class A shares.

Article 11.

11.1.	Subject to the provisions of article 8, the holder of a type K share certificate may, after lodging the share certificate with the company, upon his request and at his option, either:

•	have issued to him one or more type CF share certificates for the same nominal amount; or

•	have one or more type I shares entered in the share register for the same nominal amount; or

•	have one or more type II shares entered in the share register and issued to him one or more type II share certificates for the same nominal amount.

11.2.	Subject to the provisions of article 8, the holder of a type CF share certificate may, after lodging the share certificate with the company, upon his request and at his option, either:

•	have issued to him one or more type K share certificates for the same nominal amount; or

•	have one or more type I shares entered in the share register for the same nominal amount; or

•	have one or more type II shares entered in the share register and issued to him one or more type II share certificates for the same nominal amount.

11.3.	Subject to the provisions of article 8, the holder of one or more type I shares may, upon his request and at his option, either:

•	have issued to him one or more type K share certificates for the same nominal amount; or

•	have issued to him one or more type CF share certificates for the same nominal amount; or

•	have one or more type II shares entered in the share register and issued to him one or more type II share certificates for the same nominal amount.

11.4.	Subject to the provisions of article 8, the holder of a type II share certificate registered in his name may, after lodging the share certificate with the company, upon his request and at his option, either:

•	have issued to him one or more type K share certificates for the same nominal amount; or

•	have issued to him one or more type CF share certificates for the same nominal amount; or

•	have one or more type I shares entered in the share register for the same nominal amount.

11.5.	The holder of one or more bearer or registered share certificates may, after lodging the share certificates with the company, upon his request and at his option have issued to him one or more bearer share certificates or one or more registered share certificates, of the same type, and for the same nominal amount, each for as many shares as he requests, subject however to the provisions of article 8.4 and article 8.6.

11.6.	The managing board may require a request for exchange, as referred to in this article 11, to be made on a special form, to be provided to the shareholder free of charge, to be signed by such shareholder. Any requests made pursuant to and in accordance with the provisions of articles 8, 9, and 10 and this article 11 may be sent to the company at such address(es) as to be determined by the managing board, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the company are listed has its principal place of business.

11.7.	The company is authorized to charge such amounts as may be determined by the managing board provided they do not exceed cost price, to persons who have made a request pursuant to and in accordance with the provisions of articles 8, 9 and 10 and this article 11, provided that type K share certificates shall be exchanged without cost into type CF share certificates, if so requested, and vice versa and furthermore that share certificates, according to type K or type CF, representing such number of shares to be determined by the managing board with the approval of the shareholder concerned, may be exchanged without cost into one share certificate, which share certificate at the request of the shareholder may again without cost, be divided in share certificates which represent a different number of shares, either type K or type CF, which number shall be determined by the managing board with the approval of the shareholder concerned.

Transfer of Registered Shares.

Article 12.

12.1.	The transfer of title to registered class A shares or the transfer of title to class B shares shall be effected by way of a written instrument, and in accordance with the (further) provisions set forth in section 2:86, or, as the case may be, section 2:86c of the Civil Code.

If it concerns a type II share, the corresponding share certificate must be delivered to the company. The company can only acknowledge the transfer of a type II share by endorsement on the share certificate or by issuance of a new share certificate registered in his name to the transferee, at the discretion of the managing board. The provisions of article 11.7 shall apply equally to any requests made in connection with such transfer of title provided in this paragraph. The provisions of article 8.8 shall apply accordingly.

12.2.	The provisions of paragraph 1 hereof shall equally apply to (i) the allotment of registered shares in the event of a judicial partition of any community of property, (ii) the transfer of a registered share as a consequence of foreclosure of a right of pledge and (iii) the creation of limited rights in rem on a registered share.

Right of pledge.

Article 13.

13.1.	A right of pand (pledge) may be created on the shares.

13.2.	If a right of pledge is created on registered shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and it may not be conferred on the holder of the right of pledge.

13.3.	The holder of the right of pledge without voting rights shall not be entitled to any of the rights which the law grants a holder of certificaten (beneficial rights), in the event that such beneficial rights have been issued with the cooperation of the company.

13.4.	The provisions of article 12 shall equally apply to the creation or release of a right of pledge on registered shares.

13.5.	The company may pledge its own shares, only if:

a.	the shares to be pledged are fully paid-up;

b.	the nominal amount of its own shares to be pledged and those already held by it or pledged to it do not together amount to more than one-tenth of the issued share capital; and

c.	the general meeting of shareholders has approved the pledge agreement.

Right of usufruct.

Article 14.

14.1.	A right of vruchtgebruik (usufruct) may be created on the shares.

14.2.	If a right of usufruct is created on registered shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and it may not be conferred on the holder of the right of usufruct.

14.3.	The holder of the right of usufruct without voting rights shall not be entitled to any of the rights which the law grants a holder of certificaten (beneficial rights), in the event that such beneficial rights have been issued with the cooperation of the company.

14.4.	The provisions of article 12 shall equally apply to the creation, transfer or release of a right of usufruct on registered shares.

Certificaathoudersrechten (beneficial rights with respect to shares) as Referred to in Book 2 Civil Code.

Article 15.

Where hereinafter used in these articles of association persons who are entitled to attend meetings of shareholders shall refer to (i) holders of certificaten (beneficial rights) issued for shares with the cooperation of the company, (ii) holders of a right of pledge with voting rights, (iii) holders of a right of usufruct with voting rights and (iv) shareholders without voting rights, who all have the certificaathoudersrechten (beneficial rights with respect to shares).

For the purpose of these articles of association, certificaathoudersrechten (beneficial rights with respect to shares) shall mean the rights conferred by law on holders of certificaten (beneficial rights) for shares issued with the cooperation of a company, holders of a right of pledge with voting rights, holders of a right of usufruct with voting rights, and shareholders without voting rights, such as inter alia, the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the managing board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost.

Notices.

Article 16.

All notices to shareholders and persons entitled to attend meetings of shareholders shall be published in a national daily newspaper, and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V. and in a foreign country in at least one newspaper in each of those countries where the shares have been admitted to an official quotation at the request of the company.

Conversion of class B shares into class A shares.

Article 17.

17.1.	With due observance of article 36.4 hereof, each holder of class B shares can request the conversion of each of its class B shares into one class A share any time or from time to time. The right to so convert the class B shares shall be referred to as the “conversion right”.

17.2.	A conversion request pursuant to paragraph 1 hereof shall be sent in writing to the managing board. In such request the holder of class B shares shall inform the managing board of the number of class B shares to be converted. The managing board shall then convene within one month after the request for conversion a general meeting of shareholders to comply with the provisions of article 7 of these articles of association. The conversion shall take effect five (5) days after the resolution to reduce the issued share capital has taken effect pursuant to article 7.7 of these articles of association.

The managing board shall inform such holder of class B shares within seven (7) days after the date of conversion that his shares have been converted in conformity with his request, specifically stating the conversion date and the number of class A shares into which his class B shares have been converted. The company shall not charge such holder of class B shares any costs (including taxes charged to the company) in connection with the request and the conversion.

17.3.	Upon conversion of a class B share in accordance with this article 17, the corresponding conversion right shall have been exercised and extinguished.

Managing board.

Article 18.

18.1.	The company shall be managed by a managing board consisting of five or more class A, class B and class C managing directors (and composed at all times by one class A managing director and at least two class C managing directors) with such titles as the managing board may from time to time determine. The managing board shall appoint a class A managing director as chairman of the managing board, who shall have the title of Chief Executive Officer.

18.2.	The members of the managing board shall be appointed by the general meeting of shareholders.

Any managing director who is appointed to fill an interim vacancy shall be in office for the time unfulfilled by his predecessor.

18.3.	Class A managing directors are appointed for a period of four years starting on the day after the day of the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the fourth year upon their appointment. Class B and C managing directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the next year.

Each managing director is eligible for immediate reappointment.

18.4.	Each time a managing director is to be appointed, the meeting of holders of class B shares may make a binding nomination. The managing board shall invite the meeting of holders of class B shares to make a nomination within a period of sixty days, such that for each appointment a choice can be made from at least two persons. The nomination shall be included in the notice of the general meeting of shareholders at which the appointment shall be considered. The general meeting of shareholders may at all times overrule the binding nature of such a nomination by a resolution adopted by an absolute majority of the votes cast, provided such majority represents at least one/thirds of the issued share capital. If this proportion of the capital of at least one/thirds as referred in the previous sentence is not represented at the meeting, but an absolute majority of the votes cast is in favour of a resolution to cancel the binding nature of a nomination, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at the meeting. If a nomination has not been made or has not been made in due time by the meeting of holders of class B shares for inclusion in the notice of the general meeting of shareholders, this shall be stated in the notice and the general meeting of shareholders shall vote on the proposal to appoint a managing director in accordance with the articles 27.2 and 31.1

18.5.	With due observance of these articles of association, the managing board may adopt and amend a directiereglement (rules governing the internal organization, hereinafter the management rules). Furthermore the managing board may divide the duties among themselves, whether or not by way of provision to that effect in the management rules.

Suspension or dismissal of managing directors.

Article 19.

19.1.	The general meeting of shareholders shall at all times be entitled to suspend or dismiss a managing director.

19.2.	The general meeting of shareholders may only adopt a resolution to suspend or dismiss a managing director by at least a two-thirds majority of the votes cast, provided such majority represents more than half the issued share capital, unless the proposal was made by the meeting of holders of class B shares, in which case the provisions of article 31.1 shall apply. A second general meeting of shareholders as referred to in section 2:120, subsection 3 of the Civil Code may not be convened in respect of matters referred to in this paragraph.

19.3.	If the general meeting has suspended a managing director, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the managing director concerned or to terminate the suspension, the suspension shall lapse.

A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Representation.

Article 20.

20.1.	The entire managing board acting together as well as each managing director A acting individually may represent the company and bind it vis-à-vis third parties. Furthermore, a managing director B acting jointly with another managing director B and a managing director C acting jointly with either two managing directors B or a managing director A may represent the company and bind it vis-à-vis third parties.

20.2.	If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter by the other managing directors with due observance of paragraph 1 of this Article, unless the law provides otherwise for such designation.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other managing directors have power to represent the company, with due observance of paragraph 1 of this article.

20.3.	The managing board may grant special and general powers of attorney to persons, whether or not such persons are employed by the company, authorizing them to represent the company and bind it vis-à-vis third parties. The scope and limits of such powers of attorney shall be determined by the managing board. The managing board may in addition grant to such persons such titles as it deems appropriate.

20.4.	The managing board shall have power to enter into and perform agreements and all rechtshandelingen (legal acts) contemplated thereby as specified in section 2:94, subsection 1 of the Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles of association or by any resolution of the general meeting of shareholders.

Resolutions of the managing board.

Article 21.

21.1.	Resolutions of the managing board shall be validly adopted, if adopted by a simple majority of votes cast. Each managing director has the right to cast one vote. In case of absence a managing director may issue a proxy, however, only to another managing director. The managing directors may participate in the meetings of the managing board by way of telephone conference, video conference or other audio-visual transmission systems and such participation shall count as these managing directors being present at the meeting, provided all participating can hear one another.

21.2.	The managing board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all managing directors and no managing director has objected to this method of adoption of a resolution.

21.3.	The management rules shall include provisions on the manner of convening board meetings and the internal procedure at such meetings.

21.4.	The following resolutions of the managing board require the prior approval of the general meeting of shareholders:

a. a merger as referred to in section 2:309 of the Civil Code;

b. a sale, lease or exchange of all or substantially all of the company’s property or assets.

Indemnification.

Article 22.

22.1.	Subject to the limitations included in this article, every person or legal entity who is, or has been, a managing director or proxyholder (procuratiehouder), who is made, or threatened to be made, a party to any claim, action, suit or proceeding in which he/she or it becomes involved as a party or otherwise by virtue of his/her or its being, or having been, a managing director or proxyholder (procuratiehouder) of the company, shall be indemnified by the company, to the fullest extent permitted under the laws of the Netherlands, concerning (A) any and all liabilities imposed on him/her or on it, including judgements, fines and penalties, (B) any and all expenses, including costs and attorneys’ fees, reasonably incurred or paid by him/her or by it, and (C) any and all amounts paid in settlement by him/her or by it, in connection with any such claim, action, suit or other proceeding.

22.2.	A managing director or proxyholder (procuratiehouder) shall, however, have no right to be indemnified against any liability in any matter if it shall have been finally determined that such liability resulted from the wilful malfeasance, bad faith or gross negligence of such person or legal entity.

22.3.	Furthermore, a managing director or proxyholder (procuratiehouder) shall have no right to be indemnified against any liability in any matter if it shall have been finally determined that such person or legal entity did not act in good faith and in the reasonable belief that his or its action was in the best interest of the company.

22.4.	In the event of a settlement, a managing director or proxyholder (procuratiehouder) shall not lose his/her or its right to be indemnified unless there has been a determination that such person or legal entity engaged in wilful malfeasance, bad faith or gross negligence in the conduct of his or its office or did not act in good faith and in the reasonable belief that his/her or its action was in the best interest of the company:

(i) by the court or other body approving settlement; or

(ii) by a resolution duly adopted by the general meeting of shareholders; or

(iii) by written opinion of independent counsel to be appointed by the managing board.

22.5.	The right to indemnification herein provided (i) may be insured against by policies maintained by the company, (ii) shall be severable, (iii) shall not affect any other rights to which any managing director or proxyholder (procuratiehouder) may now or hereafter be entitled, (iv) shall continue as to a person or legal entity who has ceased to be a managing director or proxyholder (procuratiehouder), and (v) shall also inure to the benefit of the heirs, executors, administrators or successors of such person or legal entity.

22.6.	Nothing included herein shall affect any right to indemnification to which persons or legal entities other than a managing director or proxyholder (procuratiehouder) may be entitled by contract or otherwise.

22.7.	Subject to such procedures as may be determined by the managing board, expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in this article 2 may be advanced to the managing director or proxyholder (procuratiehouder) by the company prior to final disposition thereof upon receipt of an undertaking by or on behalf of such managing director or proxyholder (procuratiehouder) to repay such amount if it is ultimately determined that he or it is not entitled to indemnification under this article 22.

Prevented from acting or permanently absent.

Article 23.

In case a managing director is prevented from acting or permanently absent, the remaining managing directors or the only managing director shall temporarily be responsible for the entire management. In case all managing directors are, or the only managing director is prevented from acting or permanently absent, the person designated or to be designated for that purpose by the general meeting of shareholders shall temporarily be responsible for the management. Failing one or more managing directors the person referred to in the preceding sentence shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

General meeting of shareholders.

Annual general meeting of shareholders.

Article 24.

24.1.	The annual general meeting of shareholders shall be held within six months after the close of the financial year.

24.2.     At this general meeting of shareholders the following subjects shall be considered:

a.	the written annual report prepared by the managing board on the course of business of the company and the conduct of its affairs during the past financial year;

b.	the adoption of the annual accounts;

c.	the discharge of the managing board;

d.	the appointment of managing directors;

e.	the designation of the person referred to in article 23;

f.	the proposals placed on the agenda by the managing board together with proposals made by shareholders in accordance with the provisions of these articles of association.

Extraordinary general meeting of shareholders.

Article 25.

25.1.	Extraordinary general meetings of shareholders shall be held as often as deemed necessary by the managing board and shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least one-tenth of the issued share capital make a written request to that effect to the managing board, specifying in detail the business to be considered.

25.2.	If the managing board fails to comply with a request referred to in paragraph 1 hereof in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

Place and notice of the general meeting of shareholders.

Article 26.

26.1.	General meetings of shareholders shall be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. The notice convening the meeting shall inform the shareholders and other persons entitled to attend meetings of shareholders accordingly.

26.2.	The notice convening a general meeting of shareholders shall be made in accordance with article 16 of these articles of association. In addition, holders of registered shares shall be notified by letter that the meeting is being convened.

26.3.	The notice convening a general meeting of shareholders shall be sent by either the managing board, or by the persons who according to the law or these articles of association are entitled thereto.

Notice period. Agenda.

Article 27.

27.1.	The notice convening a general meeting of shareholders shall be sent no later than on the fifteenth day prior to the day of the meeting. The notice shall always contain or be accompanied by the agenda for the meeting, or shall mention where such agenda can be obtained, which shall in any event be at the office of the company in the Netherlands and — in the event shares have been listed at the Amsterdam Stock Exchange — with one or more banks to be indicated in the notice, notwithstanding the statutory provisions regarding reduction of issued share capital and amendment of articles of association.

27.2.	The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting shall decide, and furthermore such other subjects, as one or more shareholders, representing at lease one-tenth of the issued share capital, have so requested the managing board in writing, at least five days before the date on which the meeting is convened. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.

Chairman of general meetings of shareholders. Minutes.

Article 28.

28.1.	General meetings of shareholders shall be presided by the chairman of the managing board. In case of absence of the chairman of the managing board the meeting shall be presided by any other person nominated by the managing board. The chairman of the meeting shall appoint the secretary of that meeting.

28.2.	The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall be adopted and signed by the chairman and the secretary of the meeting.

28.3.	The chairman of the managing board may request a notaris (civil law notary) to include the proceedings at the meeting in a notarieel proces-verbaal (notarial report).

Attendance of general meeting of shareholders.

Article 29.

29.1.	All shareholders and persons entitled to attend meetings are entitled to attend meetings of shareholders, to address the general meeting of shareholders and — to the extent they have the voting rights to the shares — to vote the shares thereat.

29.2.	Prior to being admitted at a meeting, a shareholder or its proxy shall have to sign an attendance list, stating his name and the number of votes that can be cast by him. A proxy shall also state the name(s) of the person(s) for whom he acts.

29.3.	In order to exercise the rights mentioned in paragraph 1 hereof holders of shares for which a type K share certificate is outstanding shall deposit their share certificates, or the main part thereof, prior to the meeting at the office of the company or at one of the banks to be indicated in the notice. The notice shall also state the last day on which this can be done. The deposit shall be made in return for a card of admission to the meeting.

29.4.	In order to exercise the rights mentioned in paragraph 1 hereof the holders of shares for which a type CF share certificate is outstanding shall deposit their share certificates prior to the meeting at the office of the company or at one of the banks or other establishments to be indicated in the notice at least one of which shall be a depositary as mentioned in article 7.3. The notice shall also mention the last day on which this can be done. The deposit shall be made in return for a card of admission to the meeting.

29.5.	The general meeting of shareholders may adopt rules regarding, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.

29.6.	All matters regarding the admittance to the general meeting of shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the proceedings at the general meeting of shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 2:13, Civil Code.

Proxies.

Article 30.

Shareholders and other persons entitled to attend meetings of shareholders may be represented by proxies duly authorized in writing, and such proxies shall be admitted upon production of such written instrument.

Adoption of Resolutions.

Article 31.

31.1.	Unless otherwise stated in these articles of association, resolutions shall be validly adopted if adopted by a simple majority of votes cast. Blank and invalid votes shall not be counted. The chairman of the meeting shall decide on the method of voting and on the possibility of voting by acclamation.

31.2.	In the event of a tie vote, the proposal shall have been rejected, unless the vote concerns the appointment of a person who has been named in a binding nomination, in which case the person first named in such nomination shall be deemed to have obtained the majority of the votes.

Voting right per share.

Article 32.

At the general meeting of shareholders each class A share entitles its holder to one (1) vote, and each class B share entitles its holder to ten (10) votes.

Class meetings.

Article 33.

33.1.	A class meeting shall be held whenever a resolution by such meeting is required. Furthermore, such meeting shall be held if required by either the managing board, or one or more holders of shares of a specific class representing in the aggregate at least one-tenth of the share capital issued as shares of that class.

33.2.	If one or more holders of shares of a specific class, referred to in paragraph 1 hereof, requires that a class meeting be held, he/ they shall so notify the managing board. If in that event a managing director does not convene the meeting such that the meeting is held within ten days of receipt of the request, each of the persons requesting shall be authorized to convene the same with due observance of that provided in these articles of association.

33.3.	Articles 25 up to and including 32 shall be equally applicable to resolutions to be adopted by the holders of shares of a specific class.

Annual accounts. Report of the managing board.

Article 34.

34.1.	The financial year of the company shall coincide with the calendar year.

34.2.	Each year, within five months after expiry of the financial year, the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The managing board shall furthermore prepare a report on the course of business of the company in the preceding year.

34.3.	The managing board shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law. The annual accounts shall be signed by all managing directors. Should the signature of one or more of them be missing, then mention shall be made thereof, stating the reason.

34.4.	The managing board shall cause the annual accounts to be examined by one or more registered accountant(s) or other experts designated for the purpose in accordance with section 2:393, Civil Code by the general meeting of shareholders. The auditor or the other expert designated shall report on his examination to the managing board and shall issue a certificate containing the results thereof.

34.5.	Copies of the annual accounts accompanied by the certificate of the expert referred to in the preceding paragraph, the annual report of the managing board, and the information to be added to each of such documents pursuant to the law, shall be made freely available at the office of the company for the shareholders and the other persons entitled to attend meetings of shareholders, and — in the event that shares have been listed on the Amsterdam Stock Exchange — at a bank in Amsterdam, to be mentioned in the notice calling the general meeting of shareholders, as from the date of the notice convening the general meeting of shareholders at which meeting they shall be discussed, until the close thereof.

Article 35.

The general meeting of shareholders decides on the adoption of the annual accounts referred to in article 34.

Share premium reserves.

Article 36.

36.1.	In addition to general reserves and any other reserves which the company must maintain by law (wettelijke reserves), the company shall maintain a general share premium reserve and a special share premium reserve (the Special Reserve). The Special Reserve constitutes a statutaire reserve (statutory reserve).

36.2.	Upon the issuance of class A shares against an issue price of ten eurocents (EUR 0.10) or more, an amount of nine eurocents (EUR 0.09) per class A share shall be carried to the Special Reserve; the remaining amount paid up on each class A share less the par value of such class A share shall be carried to the general share premium reserve. Upon the issuance of class B shares the difference between the par value and the amount paid up on each class B share shall be carried to the general share premium reserve.

36.3.	As long as not all class B shares have been converted into class A shares the amount of the Special Reserve cannot be freely distributed to the shareholders. As soon as all class B shares have been converted in class A shares, the balance of the Special Reserve shall be added to the general share premium reserve, whereupon the Special Reserve shall cease to exist.

36.4.	Upon conversion of class B shares into class A shares, in accordance with article 17 hereof, an amount of nine eurocents (EUR 0.09) per class B share so converted shall be added to the Special Reserve.

36.5.	Losses can only be charged to the Special Reserve if it concerns a loss that cannot be charged to another reserve nor can be discharged in any other way.

36.6.	If a loss has been charged to the Special Reserve, in conformity with paragraph 5 hereof, then in the following years profits made shall first be allocated to settle the amounts that have been charged to the Special Reserve.

Distribution of profits.

Article 37.

37.1.	From the profits, as apparent from the annual accounts adopted by the general meeting of shareholders such amounts shall be reserved as the managing board shall determine, with due observance of the provisions of article 36.6 above.

37.2.	The profits that remain after the application of paragraph 1 hereof shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or par value of such shares.

37.3.	Dividends payable in cash shall be paid in United States Dollars, unless the managing board determines that payment shall be made in another currency.

37.4.	The company can only declare distributions insofar as its eigen vermogen (shareholders’ equity) exceeds the amount of the paid up and called portion of the issued share capital, plus the wettelijke (legal) reserves and the Special Reserve.

Distributions charged to share premium reserve or other reserves.

Article 38.

38.1.	With due observance of the provisions of article 37.4, the managing board may cause the company to declare distributions out of the general share premium reserve or out of any other reserve shown in the annual accounts, not being a wettelijke (legal) reserve or the Special Reserve, with due observance of the provisions of paragraph 2 hereof.

38.2.	Distributions as referred to in paragraph 1 hereof shall be made to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or par value of such shares.

Interim dividends.

Article 39.

Subject to the provisions of section 2:105, subsection 4, Civil Code and with due observance of the provisions of article 37.4 of these articles of association, the managing board may resolve to declare an interim dividend on the shares held by each shareholder. Such dividend shall be made to shareholders pro rata to the number of shares held by each shareholder, without regard to the class or par value of such shares.

Distributions.

Article 40.

40.1.	Distributions pursuant to articles 37, 38 and 39 shall be payable as from a date to be determined by the managing board. The date of payment set in respect of shares for which bearer share certificates are outstanding or in respect of type II shares may differ from the date of payment set in respect of type I shares.

40.2.	Distributions under articles 37, 38 and 39 shall be made payable at an address or addresses in the Netherlands, to be determined by the managing board, among which in any case — in the event that shares have been listed on the Amsterdam Stock Exchange — a place in Amsterdam, as well as at least one address in each other country where the shares of the company are listed on a stock exchange.

40.3.	The managing board may determine the method of payment in respect of cash distributions on type I shares.

40.4.	Cash distributions under articles 37, 38 and 39 in respect of shares for which a type II share certificate is outstanding shall, if and to the extent such distributions are made payable only outside the Netherlands, be paid in the currency of the country concerned, converted at the rate of exchange on the Amsterdam Stock Exchange at the close of business on the day before the date on which the distribution is declared. If and in so far as on the first day on which a distribution is payable, the company is unable, in consequence of Government action or other exceptional circumstances beyond its control, to make payment at the place designated outside the Netherlands or in the relevant foreign currency, the managing board may in that event designate one or more places in the Netherlands instead. In such event the provisions of the first sentence of this paragraph shall no longer apply.

40.5.	The person entitled to a distribution under articles 37, 38 or 39 on registered shares shall be the person in whose name the share is registered, or in the event of others entitled thereto, if their right is sufficiently established, at the date to be fixed for that purpose by the managing board in respect of each distribution for the different types of shares.

40.6.	A person entitled to a distribution under articles 37, 38 or 39 a share for which a type K share certificate is outstanding shall, in order to exercise his right to such distribution, lodge with the company the dividend coupon specified therefor by the managing board at one of the places, among which in any case a bank in Amsterdam, designated by the managing board in the event of that shares have been listed on the Amsterdam Stock Exchange.

40.7.	A person entitled to a distribution under articles 37, 38 or 39 on a share for which a type CF share certificate is outstanding shall, in order to exercise his right to such distribution, arrange for the dividend sheet appertaining to that share to be in the safe-keeping of a depositary as mentioned in article 8.3, at such a time as shall be specified by the managing board.

40.8.	In respect of distributions under articles 37, 38 or 39 relating to shares for which type CF share certificates are outstanding, the company shall have discharged its liability to the persons entitled thereto by making the distribution available in compliance with regulations to be issued by the institution mentioned in article 8.3.

40.9.	Notice of distributions and of the dates and places referred to in the preceding paragraphs of this article shall at least be published in a national daily newspaper and — in the event that shares have been listed on the Amsterdam Stock Exchange — in the Officiële Prijscourant (Official Price List) of Euronext Amsterdam N.V. in Amsterdam and abroad in at least one daily newspaper appearing in each of those countries where the shares, on the application of the company, have been admitted for official quotation, and further in such manner as the managing board may deem desirable.

40.10.	Distributions in cash under articles 37, 38 or 39 that have not been collected within five years and two days after have become due and payable shall revert to the company.

40.11.	The managing board may cause the company to declare distributions to shareholders under articles 37, 38 and 39 in full or partially in the form of shares in the share capital of the company.

In the case of a distribution in the form of shares in the share capital of the company, any shares in the company not claimed within a period to be determined by the managing board shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; the right to the proceeds shall lapse, however, if the proceeds are not claimed within thirty years after the date on which the distribution in shares was made payable.

40.12.	In the case of a distribution in the form of shares in the company on registered shares, those shares shall be registered in the share register of the company. A type II share certificate for a nominal amount equal to the number of shares registered in the share register shall be issued to holders of type II shares.

40.13.	The managing board may, for reasons and subject to such conditions as it may consider necessary, rule that the provisions of paragraph 6 and 7 hereof shall not apply.

40.14.	The provisions of paragraph 5 to 8 inclusive and paragraph 13 hereof shall apply equally in respect of distributions — including pre-emptive rights in the event of a share issuance — made otherwise than pursuant to articles 37, 38 or 39, provided that the provisions of article 5.6 have been complied with.

Amendment articles of association.

Article 41.

41.1.	The general meeting of shareholders may resolve to amend the articles of association of the company.

A resolution to amend the articles of association shall only be valid if:

a.	such resolution has been proposed to the general meeting of shareholders by the managing board; and

b.	the complete proposal has been made freely available for the shareholders and the other persons entitled to attend meetings of shareholders, at the office of the company and — in the event that shares have been listed on the Amsterdam Stock Exchange — at a bank in Amsterdam specified in the notice convening the meeting as from the day of notice convening such meeting until the close of that meeting.

41.2.	A resolution to amend the articles of association as referred to in paragraph 1 hereof shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of the articles of association.

Dissolution. Liquidation.

Article 42.

42.1.	The company shall be dissolved pursuant to a resolution of the general meeting of shareholders. A resolution to this effect shall require the prior approval of the meeting of holders of class B shares. The provisions of article 41 shall apply correspondingly.

42.2.	If the company is dissolved, the liquidation shall be carried out by the managing board.

42.3.	The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.

42.4.	The balance of the assets of the company remaining after all liabilities have been paid shall be distributed to the shareholders pro rata to the number of shares held by each such shareholder, without regard to the class or the par value of such shares.

42.5.	After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.

42.6.	After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a ten-year period.

Transitional provision.

Article 43.

For the class A shares for which an amount of nine cents (NLG 0.09) was carried to the Special Reserve as referred to in article 36.2 of these articles of association prior to the realisation of the amendment of the articles of association of the company whereby the nominal value of the shares was changed from Dutch guilders into euro (December twenty-one two thousand and one), an amount of two million six hundred ninety-six thousand four hundred and thirteen euro and ninety-six eurocent (EUR 2,696,413.96) will be carried from the general share premium reserve to the Special Reserve as per the date that amendment of the articles of association becomes effective.